For Immediate Release	Contact: Phil Koning President, Macatawa Bank, 616.820.1429 or Jon Swets CFO, Macatawa Bank, 616.494.7645

Macatawa Bank Acquires Smith & Associates,
Strengthens Wealth-Management Capabilities

Holland, Michigan, October 12, 2006 – In a move that will strengthen its wealth-management capabilities, Macatawa Bank Corp. (NASDAQ: MCBC) announced today that it is acquiring Smith & Associates Investment Management Services.

The Holland, Michigan-based community bank will pay $3.15 million in stock for Smith & Associates, which was established as a registered investment advisory firm in 1992 by Macatawa Bank founder and Chairman Benj. A. Smith III. The Bank expects the acquisition, which is expected to close Dec. 31, 2006, will be immediately accretive to earnings.

Smith & Associates currently has more than $275 million in assets under management for individuals, corporations, foundations and institutions in and beyond West Michigan. The Company offers a comprehensive slate of highly personalized investment-management services, providing experienced counsel in the arrangement, management and investment of discretionary assets.

All Smith & Associates employees involved with investment management, including three portfolio managers, will join Macatawa Bank. Smith will continue to serve in an advisory capacity to ensure the transition is as seamless and effective as possible.

“We are extremely pleased to add Smith & Associates to the Macatawa family,” said Philip Koning, president of Macatawa Bank. “Since the Bank’s inception, we have worked closely with their investment advisors to benefit our mutual clients. This acquisition is a natural progression in the relationship of our organizations and will strengthen Macatawa’s internal trust and investment-management capabilities.”

Smith & Associates draws its extensive investment expertise from its team of experienced investment advisors who were assembled by Ben Smith. A former securities broker for a large New York firm, Smith has more than three decades of investment experience. He joined First Michigan Bank in 1971 as its first trust investment officer before moving into positions of subsequent leadership responsibility.

As CEO of FMB Financial Group, Smith had direct responsibility for the management of investment portfolios valued at more than $2.5 billion. After leaving FMB in 1992, Smith launched Smith & Associates. Five years later, he established Macatawa Bank, which offers a comprehensive range of banking, investment and trust services from a network of 24 full-service branches in Kent, Ottawa and northern Allegan counties.

Still an active financial entrepreneur, Smith has been focused over the past year in establishing a series of community banks in Florida. A charter for the first bank has been approved by the state of Florida. A request for two additional charters is currently being reviewed by the state.

— more —

Macatawa Bank Acquisition / page 2 of 2

“This acquisition firms up a natural relationship between Macatawa Bank and Smith & Associates that traces its roots to the start of each organization and has been developing and deepening for years,” Smith said. “We share the same cultural roots and commitment to customer service.”

“I believe it will be a benefit to everyone involved, allowing the bank to offer more sophisticated investment options to its current customers while strengthening its internal investment management capabilities,” Koning said. “Not only will this broaden our ability to attract and serve more high-net-worth individuals, it will allow us to deliver improved shareholder value by increasing and diversifying our income sources.”

The     portfolio managers of Smith &Associates bring a combined 36 years of investment expertise to their new roles with Macatawa Bank. They include:

•	Thor Nelson, a research and portfolio manager with experience in financial analysis and market trends who has been with Smith & Associates for nine years
•	Duane Carpenter, a certified financial planner who has more than 15 years of financial management experience, including seven with Smith & Associates
•	Shawn Inzitari, a chartered financial analyst with a dozen years of experience as an equity analyst and portfolio manager who joined the firm in spring 2005.

About Macatawa Bank

Headquartered in Holland, Mich., Macatawa Bank Corp. is the parent company for Macatawa Bank, Macatawa Bank Mortgage Co. and Macatawa Investment Services. Through its subsidiaries, the Corporation offers a full range of banking, investment and trust services to individuals, businesses and governmental entities from a network of 24 full-service branches located throughout communities in Kent, Ottawa and northern Allegan counties. Services include commercial, consumer and real estate financing; business and personal deposit services; ATMs and Internet banking services; trust and employee benefit plan services and various investment services. The Corporation emphasizes its local management team and decision making, along with providing customers excellent service and superior financial products. For more information, visit www.macatawabank.com.

About Smith & Associates

Smith & Associates Investment Management Services was established as a registered investment advisory firm in 1992 to offer highly personalized, comprehensive investment management services.  The Company works closely with clients and seeks to foster long-term relationships, understanding that client/advisor familiarity greatly enhances the prospects of reaching the client’s portfolio objectives.  For more information, visit www.smithinvestments.com.

# # #